Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Orchid BioSciences, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” as of July 1, 2001 and of certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangibles resulting from business combinations consummated after June 30, 2001, and to the full adoption as of January 1, 2002 of the provisions of SFAS No. 142.

/s/ KPMG LLP

Princeton, New Jersey

April 6, 2004